Exhibit 99(a)

John J. Byrne

Retired Chairman

January 26, 2007

To the Owners of White Mountains,

As you have learned by now, I have decided that I must leave the arena.  My regret is only because of how much this organization, its people, and you my fellow owners have added to my life over the past twenty-two years.  With your support, we were able to be BOLD at key times. The results were fine - better than we deserved.

As I step away, the company is in terrific shape.  We ended 2006 on a positive note and with a strong balance sheet. With Ray back leading the talented management team we have assembled, owners should have a prosperous future.

While one chapter is closing, another is beginning.  Ray is the right leader for this company.  His intelligence and experience with all aspects of our business is obvious and he is well schooled in our operating principles.  He will always act in the owners’ interest.  He will be bold for us and we will be better off for it.

We should want Ray driven not as a manager but as an owner. To that end I recommended to the Board, and they approved, a compensation program tied tightly to owners’ reward. You can read the details elsewhere. Essentially, and under most circumstances, Ray should receive about 2.5% of the excess upside from here. This sounds about right to me. We should hope he gets rich.

But he will have his own style and strategy.  He understands the Russian folk proverb “Dwell on the past and you’ll lose an eye; forget the past and you’ll lose both eyes.”

There are too many people to thank individually, but I would be remiss if I did not thank my trophy wife, Dorothy, for her love, understanding and encouragement throughout my career.  We have had a wonderful life and a beautiful family.  I look forward to a long retirement with her.

Friends, thank you for giving me the opportunity to so thoroughly enjoy this wonderful adventure.  I shall always remain

Your humble servant,

/s/  Jack